Exhibit 10.77

                     [National Indemnity Company Letterhead]

                                                               December 23, 2002

Mr. M C Watson
Chairman & CEO
Trenwick Managing Agents Limited
No. 2 Minster Court
Mincing Lane
London EC3R 7FL

Dear Michael:

This is to confirm our understanding in respect of National Indemnity Company's ("NICO") participation in Syndicate 839's 2003 Year of Account (YOA). Our definitive agreement is subject to agreement on contract wordings.

You have advised us that Trenwick Managing Agents Ltd (TMA) wishes to exercise the option granted by NICO on November 1, 2002 to provide stamp capacity in respect of aviation business only. TMA wishes to call (pound)62.5 million of the (pound)100 million of aviation stamp capacity now and to extend the option to call the remaining (pound)37.5 million for a further period. Subject to the following amendments, TMA's right to exercise its option over the remaining stamp capacity under the option agreement is hereby extended to October 15, 2003:

i) Each of Michael Watson, Jim Giordano and Gerard Knowles not to be under notice of termination of contract at the time of calling any remaining capacity.

ii) At the time of calling any remaining capacity any two of Aon, Marsh and Willis shall be of the opinion that airline premiums for the 2003 year will be not less than $2.5 billion.

iii) TMA and Syndicate 839 will not exercise the option granted by NICO to provide any qualifying quota share for the 2003 Underwriting Year.

iv) A fee of(pound)100,000 for the amendment of the option payable by TMA which was received by NICO this date.

The remaining capacity may be called in whole or in part at any time up to the new expiry date.

In addition, NICO further agrees to provide by way of Limited Liability Quota Share (LLQS) of Acorn Corporate Capital Limited ("Acorn"), Acorn being the sole member of Syndicate 2750 which in turn will provide by way of Syndicate Quota Share, (pound)13.1 million of stamp capacity for the whole account (excluding aviation) business of Syndicate 839 for the 2003 YOA. The terms of this LLQS shall be the same as for the 2002 LLQS except that in respect of the profit commission calculation, reinsurer's expenses shall be increased from 15% to 20% and the profit commission shall be reduced from 17.5% to 10%. The (pound)13.1 million of capacity will be available solely for 2003 YOA and may not be used for any prior or subsequent YOA under any condition.

The SQS shall be structured in such a way that:

      (i) Syndicate 839 shall retain "Ultimate Net Losses" (being losses of Syndicate 839 on 2003 non-aviation business to the extent they exceed premiums, reinsurance recoveries and all other items of credit in relation thereto) up to an amount equal to the amount of the Oaks' Funds at Lloyd's as reduced by cash calls paid; and up to a maximum amount of US$197m, being the Oaks' aggregate risk assessed capital (not including the 3% "credit" allowed by Lloyd's in respect of 2002 capacity) in respect of their 2003 underwriting;

      (ii) Syndicate 2750 shall pay 100% of the Ultimate Net Losses in excess of the retention described in (i) above until it has paid such percentage of all Ultimate Net Losses as relates to the (pound)13.1 million non-aviation premium limit of Syndicate 839.

Acorn's FAL may be used for prior years of account as appropriate but may not be used for the 2004 or for subsequent Underwriting Years to protect NICO's FAL against any risk of being called upon for 2004 or subsequent Underwriting Years.

This understanding is subject to necessary prior written consents of the Society of Lloyd's.

This understanding is also subject to TMA providing NICO with a copy of the subordination agreements of all other Syndicate 839 Corporate Names to Acorn's interests.

If this letter correctly states our understanding please arrange for TMA and Acorn to countersign this letter and we will proceed to finalize our contract wordings.

Regards,


/s/ Forrest N. Krutter

Forrest N. Krutter
Senior Vice President